THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Product Licensing Agreement

This Product Licensing Agreement (“Agreement”) is entered into as of this 1st day of July, 2007 (“Effective Date”) by and between Phantom Entertainment, Inc., a New York corporation having a place of business at 222 Grace Church Street, Port Chester, New York 10573, United States of America (“Licensor”), and Ione Technology Inc., a Taiwanese corporation having its principal place of business at 9F, No.75, Sec.1, Hsin Tai Wu Road, Hsih Chi city, Taipei Hsien 221, Taiwan (“Licensee”).

Recitals

Whereas, the Licensee and Licensor are parties to a Product Development and Manufacturing Agreement entered into on April 17, 2006 and a Manufacturing and Supply Agreement entered into on November 6, 2006; and

Whereas, the Licensor will grant to the Licensee a non-exclusive, non-transferable License to produce, distribute, market and sell the Products listed in Exhibit A, under the Brands listed in Exhibit B, within the Territories defined in Exhibit C.

Whereas, Licensee agrees to pay to Licensor a Royalty on each Product sold under the terms of the Agreement in accordance with the Royalty schedule in Exhibit D. The Licensee further agrees to sell the Licensed Products within the price restrictions detailed in Exhibit E.

Now, Therefore, in consideration of the foregoing and of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1	Definitions

1.1	“Agreement” shall have the meaning set forth in the first paragraph set forth above and shall include Exhibits A, B, C, D and E, annexed hereto.

1.2	“Advertising” shall mean any act of bringing public attention to the Product including but not limited to print, video, audio, Internet or any other media.

1.3	“Brand” shall mean a mark or visual identification of any type, registered or not, identifying a business entity or product.

1.4
“Confidential Information” shall mean any and all information and materials disclosed by one party (“Discloser”) to the other party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. The Confidential Information of Licensor includes, without limitation all information and materials provided by Licensor relating to Licensor’s customers and the terms of this Agreement.

1.5
“Effective Date” is the calendar date upon which Licensor and Licensee agree to enter the Agreement as evidenced by their respective approval signatures. This date is set forth in the first paragraph set forth above.

1.6	“Intellectual Property” shall mean all ideas or information related to the Products including but not limited to trade secrets, patents, industrial design, trademarks or copyrights.

1.7	“Initial Term” shall have the meaning set forth in Section 5.1.

1.8
“Laws” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

1.9	“License” shall mean the lawful permission granted by the Licensor to the Licensee to produce, distribute, market and sell the Products under the terms and conditions set forth in this Agreement.

1.10	“Licensee Facility” shall mean the Licensee manufacturing facility located at Sec. B, Hopewell Industrial City, Sima, Changping Town, Dongguan City, Guangdong Province, Post code: 523570, P.R.C.

1.11	“Licensee” shall have the meaning set forth in the first paragraph set forth above.

1.12	“Licensor” shall have the meaning set forth in the first paragraph set forth above.

1.13
“On-Line Retailers” shall mean a channel for Product distribution, marketing and sales which conducts these activities primarily via the Internet with no retail sales facilities which are publicly accessible.

1.14	“Product” shall mean the Products and related parts as described more fully on Exhibit A attached hereto meeting the Specifications.

1.15	“Project” shall mean the work conducted and services provided by Licensee pursuant to this Agreement.

1.16
“Release” shall mean, with respect to any Hazardous Material, any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the indoor or outdoor environment, including, without limitation, the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata.

1.17	“Royalties” shall mean a percentage of the sales price or a fix amount of each Product sold by the Licensee which is paid to the Licensor under the terms and conditions set forth in this Agreement.

1.18
“Sales Forecast” shall mean the estimated quantity of Products to be sold within a future calendar period. This document includes the number of estimated Products to be sold in each country within a specific time period. This document is created by the Licensee and provided to the Licensor on a quarterly basis.

1.19
“Specifications” shall mean the industry standard Specifications and Licensor Specifications related to the Products including but not limited to Product specifications, bill of materials, fabrication drawings, assembly drawings, assembly procedures, test procedures and inspection procedures.

1.20	“Sublicense” shall mean a License either verbal or written granting rights to the Product to a third party.

1.21	“Territories” shall mean the geographic areas within the boundaries or borders of the countries listed in Exhibit C.

1.22
“Tooling” shall mean any devices or materials including but not limited to, injection molds, test fixtures, software programs, inspection equipment, printing equipment or artwork which were specially developed or fabricated to produce or test components of the Products.

2	License terms, limitations and restrictions

2.1
License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the term of this Agreement a non-exclusive, non-transferable License to produce, distribute, market and sell the Products. Subject to the terms and conditions of this Agreement Licensor grants to Licensee for the term of this Agreement limited rights to use of Product design data and production tooling for the exclusive purpose of producing, distributing, marketing and selling the Products.

2.2
License Brand(s). This License restricts the use of Brands the Licensee may use to produce, distribute, market and sell the Products the Brands listed in Exhibit B. Licensor’s written approval is required to extend the any of the terms and conditions of this Agreement to any other Brands.

2.3
License Territories. The distribution, marketing and sales of Products under this License Agreement will be limited to the Territories listed in Exhibit C. Licensee agrees to restrict Product distribution, marketing and sales to these Territories.

2.4	Product Price Restrictions. The Licensee agrees to strictly comply with the Licensor defined Product price restrictions listed in Exhibit E.

2.5
License Royalty. Licensee agrees to pay to Licensor a Royalty for each Product sold. The amount of the royalty is declared in the Royalty schedule in Exhibit D. Licensee agrees to provide Royalty payments to the Licensor under the terms and conditions set forth in this Agreement.

2.6
Licensee Reporting Requirements. Licensee agrees to provide Licensor with regular reports summarizing the number of Products produced, shipped, sold and returned. These reports will include the Brand and the country where the product is shipped, sold or returned. Licensee also agrees to provide forecasted Product sales data to Licensor. The specific format and frequency of these reports will be determined by the Licensor.

2.7
Licensor Audits. Licensee agrees to provide Licensor or Licensors designee with reasonable periodic access to Licensee’s business and accounting records for the purpose of auditing and validating Product production, distribution and sales volumes. The frequency of audits and the specific records required shall be solely determined by the Licensor.

2.8
Production Location. Licensee agrees to produce all Products under this License at the Licensee Facility specified in section 1.10. Production of the Products at any other facility requires written authorization from the Licensor.

2.9
Sublicensing. The Licensor will give consideration to Sublicense agreements proposed by the Licensee. Each Sublicense will require the prior evaluation and prior written approval by the Licensor. Approved Sublicense agreements along with the specific terms, Product Brands, approval signatures and related materials will be appended to this Agreement as a separate Exhibit. Licensee agrees that the Licensor has exclusive rights to grant Sublicenses.

2.10
Product Modifications. This Agreement excludes all rights to the Licensee to modify the Products in any manner without prior written approval from Licensor. This restriction does not extend to Brand specific Product components such as packaging, literature, labels, logos or promotional materials which are unique to the Licensee’s Brand.

2.11
Product Approvals. The Licensor shall reserve the right to review and approve all elements of the Licensed Products prior to production, distribution, marketing or sale. Licensee agrees to submit sample Products and Product documentation to the Licensor for review. Licensee agrees to include any and all Product changes requested in writing by Licensor.

2.12	Product Warranty. The Licensor shall reserve the right to review and approve the Product warranty terms which will accompany the Products.

2.13
Advertising. Licensee shall limit Product Advertising to the Territories listed in Exhibit C. Licensee agrees to provide Licensor with thorough and detailed Product Advertising plans. Licensor reserves the right to review and approve all Internet Product Advertising including but not limited to Licensee’s corporate website.

2.14
Product Qualification and Inspection. Licensee agrees to submit samples of each Licensed Product to the Licensor for inspection and qualification testing. Licensee further agrees to allow the Licensor’s designated party to access the production facility in order to inspect the Products and associated manufacturing and quality processes.

2.15
Product Certifications. Licensor has the sole responsibility for determining which regulatory Product certifications will be obtained . Licensor will provide necessary funds to Licensee to obtain and maintain these product certifications. Licensee agrees to provide technical and administrative support in obtaining and maintaining Product regulatory certifications. These regulatory certifications include but are not limited to; emissions, immunity, safety and environmental.

2.16	Licensor Brand. Licensee will obtain Licensor’s prior written approval for any public use of Licensor’s brand or corporate identity as it relates to this Agreement or the Licensed Products.

2.17
Product Configuration. This License grants to the Licensee the right to combine a number of individual Product components into a specific Product configuration. This configuration is identified by the Licensee’s Product model number and documented in Exhibit A. Licensee agrees to limit production, distribution, marketing and sales of the Products to the configurations listed in Exhibit A. Additional configurations may be produced with Licensor’s prior written approval.

2.18
Licensor Intellectual Property. Licensor retains all exclusive rights to Intellectual Property associated with the Products. No transfer of these rights is extended to Licensee without written consent of Licensor.

3	Payment terms

3.1
Royalty Payment. Licensee agrees to pay Licensor the Royalty amount specified in Exhibit D for each Product shipped from the Licensee Facility. Licensee will submit to Licensor a detailed report of actual Product shipments and Royalties owed to Licensor on a monthly basis. Licensee further agrees to pay all Royalties due to Licensor in full within * (*) calendar days of each months ending date. * (*) calendar days after each months ending date will be the Royalty payment due date. For example; royalty payments for all products shipped in the month of May will be due * calendar days after the last calendar day of May.

3.2
Late Payment. Licensor grants to Licensee a penalty * (*) day grace period after the Royalty payment due date as defined in section 3.1. After this penalty free grace period, Licensee agrees to pay a late payment penalty to Licensor. Licensee will pay an additional * (*%) percent penalty on the any unpaid Royalties from * (*) to * (*) days past the Royalty payment due date. Licensee will pay an additional * (*%) percent penalty on any unpaid Royalties * (*) to * (*) days past the Royalty payment due date. Licensee will pay an additional * (*%) percent penalty on any unpaid Royalties from * (*) to * (*) days past the Royalty payment due date. Licensee will pay an additional * (*%) percent penalty on any unpaid Royalties more than * (*) days past the Royalty payment due date.

4	Indemnification

4.1
Licensee’s Indemnification. Licensee agrees to indemnify, defend and hold harmless Licensor, its affiliates, customers, employees, contractors, consultants, successors and assigns from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or Product provided by, Licensee; (b) assertions under Workers’ Compensation or similar acts made by persons furnished by Licensee; (c) any breach of any representation or warranty by Licensee or failure of Licensee to perform its obligations under this Agreement; (d) violation of any Law, including, without limitation, any environmental Law, in any way arising out of or caused or alleged to have been caused by Licensee’s work or services under this Agreement or by the Product provided by Licensee; or (e) any contamination, damage or adverse effect on the environment or natural resources (including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by Licensee’s work or services under this Agreement or by any Product provided by Licensee.

4.2
Licensor’s Indemnification. Licensor agrees to indemnify, defend and hold harmless Licensee, its affiliates, customers, employees, contractors, consultants, successors and assigns from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from claims of infringement of Intellectual Property or other legal rights by any third parties.

5	Term and Termination

5.1
Term. The term of this Agreement shall commence on the Effective Date and shall continue for * (*) consecutive months (“Initial Term”) thereafter unless earlier terminated as provided in Section 5.2. After expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year terms unless either party provides notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term.

5.2
Termination. Either party may terminate this Agreement in the event that (a) the other party breaches any material provision of this Agreement and such breach continues for a period of thirty (30) calendar days following the receipt by the defaulting party of notice of such breach, or (b) the other party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy Law or related statues or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked within sixty (60) calendar days.

5.3
Effect of Termination. Any provisions of this Agreement, which are intended, by their specific terms or by necessary implication, to survive the expiration or termination of this Agreement shall so survive.

6	Confidentiality

6.1
Restrictions on Disclosure and use of Confidential Information. Recipient shall not use the Confidential Information of Discloser except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the Confidential Information of Discloser with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party. Recipient shall limit access to the Confidential Information of Discloser to those employees of Recipient who have a need to know such information in order to perform its obligations and exercise its rights under this Agreement and who are bound by confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Should Recipient determine that it needs to disclose Confidential Information of Discloser to any non-employee (including consultants and contractors) in order to perform its obligations or exercise its rights under this Agreement, Recipient shall not do so without the prior written permission of Discloser. Upon receiving such permission, Recipient may proceed, but only after binding any such non-employee to confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Recipient shall be responsible to Discloser for the acts and omissions of any such non-employee with respect to such confidentiality and non-use obligations.

7	Limitations on Liability

EXCEPT FOR ANY BREACH OF SECTION 6 (“CONFIDENTIALITY”) OR EXCEPT FOR ANY OBLIGATIONS UNDER SECTION 4 (“INDEMNIFICATION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.

8	Miscellaneous

8.1
Remedies. The parties agree that any breach of Section 4 shall cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. Accordingly, the parties agree that each party shall have the right, in addition to any other remedies available to it, to obtain an immediate injunction, without necessity of posting a bond, enjoining any breach by the other party of Section 4. Notwithstanding anything in this Agreement to the contrary, Licensor shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.

8.2
Unlicensed Products. Licensee agrees to aid Licensor in identifying and prosecuting any third party who unlawfully utilizes Licensor’s Intellectual Property, tooling or any Confidential Information to produce, distribute, market or sell similar Products at any time in any market. Licensee agrees to utilize reasonable means and resources to aid Licensor to the same extent Licensee would use protecting its’ own Intellectual Property, Tooling or any Confidential Information.

8.3	US Dollars. All references to pricing, including, but not limited to Product Pricing, are reflected in US Dollars and no other currency.

8.4
Assignment. Licensee shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of Law or otherwise, any rights or obligations under this Agreement without the prior written consent of Licensor. Except as provided herein, any purported assignment, transfer or delegation by Licensee shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8.5
Governing Law. This Agreement shall be governed by and construed pursuant to the Laws of the State of New York, without regard to conflict of Laws provisions thereof. Venue of any action arising out of this Agreement shall be had in the state or federal courts in New York City, New York, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

8.6
Non-Waiver. Failure by either party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other party to insist upon strict performance thereof.

8.7
Attorney’s Fees. In the event either party brings legal action to enforce any provision herein, the prevailing party shall be entitled to collect from the losing party reasonable attorneys’ fees and costs incurred.

8.8
Entire Agreement and Modification. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both parties. This Agreement, together with any Specifications, Exhibits and documents attached hereto and incorporated by reference, constitutes the entire agreement between the parties as to the Licensing of the Products.

8.9
Status of the Parties. Licensee hereby represents and warrants that Licensee is engaged in an independent business and shall perform its obligations under this Agreement as an independent Licensee and not as an agent or employee of or a joint venturer with Licensor; that the persons performing the services hereunder are not agents or employees of Licensor; that Licensee has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that Licensee shall be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters; and that Licensee shall be responsible for the acts of Licensee and the acts of all agents, employees and contractors employed by Licensee during Licensee’s performance under this Agreement.

8.10
Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.11
Notice. All notices required hereunder shall be in writing and shall be sent by (a)  internationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (b) facsimile, subject to email confirmation , and shall be addressed to the parties at their addresses set forth in the first paragraph of this Agreement or to such other address(es) as may be furnished by written notice in the manner set forth herein.

8.12
Headings. The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference.

8.13	Language. The parties agree that this Agreement shall be executed in English, which shall be the official language for all questions and interpretations hereunder.

8.14
Counterparts. This Agreement may be executed in counterparts, by manual or facsimile signature, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their authorized representative as of the Effective Date.

Phantom Entertainment, Inc.		Ione Technology Inc.

By:	/s/ Greg Koler	By:	/s/ Jeff Chiang
	Name: Greg Koler		Name: Jeff Chiang
	Title: CEO and President		Title: Product Marketing Director

Date: April 17, 2007

Exhibit A
Products Covered Under
Product License Agreement

LICENSED PRODUCT MODELS

Ione Model Number	Product Description
Lynx-S3	Ione Brand Mouse

LICENSED PRODUCT REFERENCE IMAGES

logo here

Exhibit B
Licensed Product Brands

Brand Owner	Brand Name	Brand Identity (Logo)
Ione Technology, Inc.	Ione	logo here

Exhibit C
Licensed Territories

Continental Licenses

•	North America
•	South America
•	Africa
•	Europe
•	Australia
•	All countries outside of Asia

Exhibit D
Royalty Schedule

Royalty Period	Product Model Per Exhibit A	Royalty Basis	Royalty (Percentage of Distributor Basis)	Licensor Royalty Per Unit
Initial Term of the Agreement	Lynx-S3	*	*	$*

Exhibit E
Product Price Restrictions

Product Model Number	Product Description	Lowest Distributor Price
Lynx-S3	Ione Brand Mouse	$ * (US Dollars)